Exhibit 10(ss)

SUMMARY OF TERMS OF

NONQUALIFIED SUPPLEMENTAL RETIREMENT PLAN FOR MARK F. FURLONG

On December 16, 2004, the Compensation and Human Resources Committee of the Board of Directors of Marshall & Ilsley Corporation (the “Company”) approved the terms of a nonqualified supplemental retirement plan (the “Plan”) that provides Mark F. Furlong, Senior Vice President and Chief Executive Officer of the Company, with a supplemental retirement benefit. The purpose of the Plan is to provide an annual retirement benefit such that the sum of the benefits from the Company’s contributions into its qualified and non-qualified retirement programs, Social Security and the Plan equals 45% of the sum of Mr. Furlong’s highest average salary and annual short-term incentive compensation for any five of his last ten years of employment. The benefits under the Plan will begin vesting at age 55, and will be fully vested at age 62. If Mr. Furlong’s employment terminates prior to his attaining age 55 other than by reason of death or disability or in connection with a change of control of the Company, he will receive no benefits under the Plan. The total benefit under the Plan will be adjusted in the event of death or disability before age 62, and can be paid for life with a 120-month certain payout or on a joint and survivor basis at Mr. Furlong’s option. The payout option elected may also affect the amount of the annual benefit. In the event of a change of control before Mr. Furlong attains age 55, 40% of the benefits under the Plan will be vested if the change of control occurs within 12 months of adoption of the Plan and an additional 4% of the benefits will vest for each year following the adoption of the Plan. In the event of a change of control after Mr. Furlong attains age 55, the benefits under the Plan will be fully vested.